Exhibit 99.1

April 28, 2011

Dow Reports First Quarter Results
Dow Delivers 90 Percent Increase in Earnings Per Share Driven by
20 Percent Sales Gain and Broad-Based Demand Growth(1)

First Quarter 2011 Highlights

•	Earnings per share were $0.82 (or $0.54 on a reported basis). This compares with earnings per share of $0.43 (or $0.41 on a reported basis) in the year-ago period.

•
EBITDA rose more than $600 million to $2.4 billion, the second highest quarter in the Company’s history. Health and Agricultural Sciences reached a new EBITDA record, while Performance Products and Chemicals and Energy each posted increases of greater than 50 percent, and Coatings and Infrastructure rose more than 30 percent.

•	At the Company level, EBITDA margin expanded 300 basis points. This represents the eighth consecutive quarter of year-over-year margin expansion.

•
Margins expanded in Chemicals and Energy and Plastics as the Company benefited from U.S. Gulf Coast feedstock and energy fundamentals. Performance Products and Coatings and Infrastructure also drove margin gains in the quarter.

•
Sales rose 20 percent to $14.7 billion versus the year-ago period, with double-digit increases in all operating segments and all geographic areas. Health and Agricultural Sciences reported record sales of $1.6 billion in the quarter.

•
Volume increased 8 percent versus the same quarter last year, with gains across all geographic areas and all operating segments. Double-digit growth was reported in Health and Agricultural Sciences (14 percent) and Electronic and Specialty Materials (11 percent).

•
Price was up 12 percent and rose in all operating segments, more than offsetting a $700 million increase in purchased feedstock and energy costs. Double-digit price gains were achieved in all geographic areas and in Performance Products (16 percent), Chemicals and Energy and Plastics (each 14 percent), Coatings and Infrastructure (13 percent) and Performance Systems (10 percent).

•	Equity earnings were $298 million, with Dow Corning, MEGlobal and the Company’s joint ventures in Kuwait being the largest contributors.

•	The Company retired $2.5 billion of gross debt in the quarter, accretive to shareholders by reducing interest expense nearly $200 million on an annual basis going forward.

(1)	Within the text of this release:
--All sales, price and volume comparisons are presented excluding divestitures, unless otherwise noted.
--All references to earnings per share, EBITDA(2) and EBITDA margin(2) are presented excluding certain items, (3) unless otherwise specified.
(2)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA margin is EBITDA as a percentage of reported sales. A reconciliation of EBITDA to "Income Before Income Taxes" is provided following the Operating Segments table.
(3)	See Supplemental Information at the end of the release for a description of these items.

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“This quarter’s performance showed once again that we remain firmly on our earnings growth trajectory. Our focus on execution was clear as we drove significant sales increases across all geographies and all operating segments through rigorous price and volume discipline. As a result, we achieved yet another quarter of margin expansion and delivered EBITDA growth of more than 30 percent.

“With our transformed business portfolio and broad geographic presence, we have now achieved eight consecutive quarters of margin growth. This marked the second best quarterly EBITDA in our Company’s history. We also further enhanced our financial flexibility by paying down $2.5 billion in debt, which will reduce our interest expense and be immediately accretive. And our recently announced dividend increase is yet another proof point of how we are delivering increasing value for shareholders.

“We also advanced our innovation pipeline, bringing to market technologies that answer the needs of a changing global economy. Our whole focus at Dow is on execution to deliver profitable, sustainable growth, and this quarter’s performance shows we remain right on strategy.”

	Three Months Ended
In millions, except per share amounts	Mar 31, 2011	Mar 31, 2010
Net Sales	$14,733	$13,417
Net Sales, excluding Divestitures	$14,733	$12,229

Net Income Available for Common Stockholders	$625	$466
Net Income Available for Common Stockholders, excluding Certain Items	$952	$491

Earnings per Common Share – diluted	$0.54	$0.41
Earnings per Common Share – diluted, excluding Certain Items	$0.82	$0.43

Review of First Quarter Results

The Dow Chemical Company (NYSE: DOW) achieved sales of $14.7 billion in the first quarter of 2011, a 20 percent increase compared with the same period last year. Top-line growth was driven by an 8 percent increase in volume and a 12 percent increase in price. All operating segments and geographic areas reported double-digit sales increases.

At a Company level, volume grew 8 percent, with gains in all operating segments. Double-digit volume growth was reported in Health and Agricultural Sciences (14 percent) and Electronic and Specialty Materials (11 percent). On a geographic basis, volume growth was reported in all geographic areas, with the largest gains in Europe, Middle East, and Africa (EMEA) (15 percent) and Asia Pacific (8 percent).

Price rose 12 percent at a Company level. Price gains were broad-based, with double-digit increases in all geographic areas. All operating segments reported double-digit price increases, with the exception of Electronic and Specialty Materials and Health and Agricultural Sciences (each up 3 percent). Price gains more than offset a $700 million increase in purchased feedstock and energy costs.

At a Company level, EBITDA rose $622 million, or 34 percent, to $2.4 billion. This represents the second highest quarterly EBITDA on record for the Company. Performance Products and Chemicals and Energy each posted EBITDA increases in excess of 50 percent, and Coatings and Infrastructure EBITDA increased more than 30 percent. Health and Agricultural Sciences EBITDA reached a new quarterly record of $406 million and Plastics EBITDA exceeded $800 million.

At a Company level, EBITDA margin expanded 300 basis points versus the same period last year. This represents the eighth consecutive quarter of year-over-year margin expansion. Margins expanded in Chemicals and Energy and Plastics as the Company benefited from U.S. Gulf Coast feedstock and energy fundamentals. Performance Products and Coatings and Infrastructure also drove margin gains in the quarter.

Reported earnings for the quarter were $0.54 per share, compared with $0.41 per share in the same period last year. The Company earned $0.82 per share in the quarter, excluding certain items. This compares with earnings of $0.43 per share in the same quarter last year, excluding certain items. Certain items in the current quarter consisted of a loss on the early extinguishment of debt of $0.26 per share, and Rohm and Haas acquisition-related integration costs of $0.02 per share, both reflected in Corporate. (See Supplemental Information at the end of the release for a description of certain items affecting results.)

Dow’s global operating rate was 83 percent, flat with the same year ago period. Sequentially, the Company’s operating rate rose 2 percentage points.

Research and Development (R&D) expenses declined slightly (2 percent) versus the same period last year. The Company continued to invest in its technology-intensive segments, particularly Health and Agricultural Sciences, which increased its R&D investment by 10 percent, and Electronic and Specialty Materials, which was up 7 percent.

Selling, General and Administrative (SG&A) expenses rose 6 percent versus the year-ago period, primarily driven by increased spending in Health and Agricultural Sciences (up 14 percent) and Electronic and Specialty Materials (up 19 percent) in support of product launches and growth initiatives.

Equity earnings were $298 million, led by strong performance from Dow Corning, MEGlobal and the Company’s joint ventures in Kuwait.

The Company continued to surpass its growth synergy targets, delivering $1.2 billion in sales on a run-rate basis. Sequentially, the Company’s run-rate grew 10 percent.

Net debt(4) to total capitalization was 42.8 percent. In the quarter the Company retired $2.5 billion of gross debt, thereby reducing interest expense by nearly $200 million annually going forward.

“This quarter’s performance showed once again that we remain firmly on our earnings growth trajectory,” said Andrew N. Liveris, Dow’s chairman and chief executive officer. “Our focus on execution was clear as we drove significant sales increases across all geographies and all operating segments through rigorous price and volume discipline. As a result, we achieved yet another quarter of margin expansion and delivered EBITDA growth of more than 30 percent.

“With our transformed business portfolio and broad geographic presence, we have now achieved eight consecutive quarters of margin growth. This marked the second best quarterly EBITDA in our Company’s history. We also further enhanced our financial flexibility by paying down $2.5 billion in debt, which will reduce our interest expense and be immediately accretive. And our recently announced dividend increase is yet another proof point of how we are delivering increasing value for shareholders.

“We also advanced our innovation pipeline, bringing to market technologies that answer the needs of a changing global economy. Our whole focus at Dow is on execution to deliver profitable, sustainable growth, and this quarter’s performance shows we remain right on strategy.”

(4) Net debt equals total debt (“Notes payable” plus “Long-term debt due within one year” plus “Long-Term Debt”) minus “Cash and cash equivalents.”

Electronic and Specialty Materials

Sales in Electronic and Specialty Materials were $1.3 billion, up 14 percent from the same quarter last year, driven by 11 percent volume growth and price gains of 3 percent. The Electronic Materials business reported double-digit volume growth, with increases across all business units. The Display Technologies and Growth Technologies businesses reported the strongest demand gains, driven by wins from new product introductions. In Asia Pacific, Electronic Materials reported volume growth across all business units, resulting from strong global demand for consumer electronics and high foundry utilization rates. The business recorded several customer wins in the period, including photoresist for leading edge memory production, films for consumer electronics and electroplating materials for mobile phone applications.

Specialty Materials reported demand growth in all geographic areas, with double-digit increases in Latin America and Asia Pacific. Dow Water and Process Solutions reported volume gains in both ion exchange resins and reverse osmosis membranes. Growth in Asia Pacific was particularly robust as volume increased more than 40 percent, driven by new infrastructure investments and solid demand for ultrapure water used in the production of consumer electronics. Dow Wolff Cellulosics reported double-digit demand growth in all geographic areas with strength in food and pharmaceuticals end-markets.

Equity earnings were $91 million, reflecting continued solid performance at Dow Corning. This compares with equity earnings of $113 million in the same period last year. EBITDA for the segment was $344 million. This compares with EBITDA of $368 million in the same period last year, which excluded an $8 million restructuring charge.

Coatings and Infrastructure

Coatings and Infrastructure sales were $1.4 billion, up 16 percent compared with the same period last year. Volume rose 3 percent versus the year-ago period, and price was up 13 percent. Volume gains were reported in Dow Adhesives and Functional Polymers and Dow Building and Construction, while volume fell slightly in Dow Coating Materials due to soft demand from architectural end-markets in developed regions and constrained supply for industrial coatings raw materials.

Dow Adhesives and Functional Polymers reported volume growth in all geographic areas, with the largest gain in Latin America. The business drove a double-digit price increase in response to high raw material costs. Robust growth for thermal paper and pressure sensitive adhesives applications continued in the quarter, as well as positive trends toward solventless packaging solutions. Dow Building and Construction reported double-digit demand growth, as robust volume gains in fast-growing regions such as Asia Pacific and Latin America outpaced tepid growth in North America. Results for the business were partly impacted by ongoing investment in the DOW™ POWERHOUSE™ solar shingle. Dow Coating Materials reported sales gains across all geographic areas in both architectural and industrial coatings. Industrial coatings volume was impacted by tight raw material availability, which allowed for strong pricing gains and margin expansion. The architectural coatings business reported double-digit demand growth in Asia Pacific and Latin America, while industry conditions in EMEA and North America remained soft. The business achieved double-digit price increases in all geographic areas in architectural coatings, in response to significant raw material cost increases.

EBITDA for the segment was $188 million. This compares with EBITDA of $143 million in the same period last year, which excluded a $5 million restructuring charge.

TMTrademark of The Dow Chemical Company or an affiliated company of Dow.

Health and Agricultural Sciences

Health and Agricultural Sciences reported record sales of $1.6 billion in the quarter, up 17 percent compared with the year-ago period. Volume increased 14 percent, with price up 3 percent. All geographic areas reported sales gains versus the same period last year.

Growth in agricultural chemical sales was led by EMEA, with double-digit volume gains resulting from new product sales and favorable climate conditions allowing for early application of cereal herbicides. Globally, new agricultural chemical product sales were up 16 percent versus the same quarter last year, led by strong early-season demand for range and pasture herbicides in the United States and Brazil, and strong insecticide and cereal herbicide sales.

Seeds, Traits and Oils reported demand growth of more than 25 percent. The continued ramp-up of SmartStax® hybrids in North America and strong demand in Latin America drove significant volume increases in corn. Cotton seed sales rose significantly, driven by an increase in planted U.S. acres and continued market penetration of PhytoGen® cottonseeds.

In addition, the business continued to announce significant developments from its innovation pipeline. Notably, the business recently received regulatory approval in Brazil for POWERCORE™ technology, the first five-gene trait stack technology in that country, and received registration in the United States for REFUGE ADVANCED™ powered by SmartStax®, the world’s first single bag solution that allows growers in the Corn Belt to avoid planting separate refuge.

EBITDA for the segment was $406 million, which compares with $384 million in the year-ago period.

Performance Systems

Sales in Performance Systems were $1.7 billion, up 16 percent compared with the same quarter last year. Volume increased 6 percent and price was up 10 percent. Double-digit volume growth was reported in North America and Latin America, and price increases were achieved in all geographic areas. Dow Automotive Systems reported volume growth, with gains of at least 15 percent in North America and Latin America. The business also reported demand growth for its technology-differentiated products in acoustical and glass bonding applications. Dow Elastomers reported sales growth of more than 20 percent, driven by price gains across all geographic areas and increased sales into automotive applications, particularly in North America and Asia Pacific. Double-digit sales increases in Dow Wire and Cable were driven by broad-based price gains, as well as higher demand for power transmission applications, particularly in North America, and robust demand in Latin America. These gains helped to offset lower demand in Asia Pacific due to a decline in infrastructure spending.

EBITDA for Performance Systems was $207 million in the quarter, compared with $205 million in the year-ago period.

Performance Products

Sales in Performance Products were $2.9 billion, up 18 percent compared with the year-ago period. Volume rose 2 percent and price increased 16 percent. Volume growth in North America and EMEA was

®SmartStax multi-event technology developed by Dow AgroSciences LLC and Monsanto. SmartStax is a trademark of Monsanto Technology LLC.
™POWERCORE technology developed and registered for commercial use by Dow AgroSciences in partnership with Monsanto Company. POWERCORE is a trademark of Monsanto Technology.
™ Refuge Advanced is a trademark of Dow AgroSciences.
®PhytoGen is a trademark of PhytoGen Seed Company, LLC.

partially offset by reduced volume in Asia Pacific, where businesses implemented price gains to recapture margin. The Epoxy business continued to report strong year-over-year sales growth, with volume gains of more than 50 percent, led by EMEA and North America. Market fundamentals for phenol remained healthy, driven by downstream polycarbonate demand for automobile, optical media and consumer electronics applications. Polyglycols, Surfactants and Fluids also reported volume growth, led by North America and EMEA. Harsh and prolonged winter conditions in North America led to significant demand for de-icers. Demand was also particularly strong for lubricants, driven by uses in steel and automotive industries. Sales in Amines and Oxygenated Solvents were impacted by production outages in North America in January; however, both businesses more than offset volume declines with double-digit price increases. Underlying demand remained strong for key Oxygenated Solvents end-markets, such as electronics, health and nutrition, oil additives, de-icers and refrigerants. Polyurethanes sales growth was driven by double-digit price gains in all geographic areas. The business continued its focus on margin management, particularly in Asia Pacific, where Polyurethanes achieved the highest price gains while foregoing low-margin volume.

EBITDA for Performance Products was $456 million. This compares with EBITDA of $291 million for the year-ago period, which excluded a $3 million restructuring charge.

Plastics

Sales in Plastics were $3 billion, up 19 percent from the same quarter last year. Volume increased 5 percent, while price rose 14 percent. Polyethylene reported a double-digit sales gain, driven by price increases in all geographic areas resulting from healthy demand and increasing raw material costs. The business reported volume growth of more than 30 percent in Asia Pacific due to additional sales from a new polyethylene train in Thailand. As a result of disciplined price and volume management, the business maintained strong margins despite high and volatile feedstock and energy costs. Polypropylene reported a significant sales gain, driven by double-digit price increases in all geographic areas, as well as robust demand in EMEA due to low inventory levels in the value chain and growing demand for automotive, consumer durable goods and packaging end-markets.

Equity earnings for the segment were $68 million, compared with $65 million in the year-ago period. Plastics EBITDA for the quarter reached $809 million, which compares with $718 million in the same period last year.

Chemicals and Energy

Sales in the Chemicals and Energy segment were $970 million, up 16 percent from the same period last year. Volume increased 2 percent and price rose 14 percent. The Chlor-Alkali/Chlor-Vinyl business reported significant sales gains, driven by solid price increases of 17 percent and higher volume, particularly in EMEA. The largest price gains were reported in caustic soda, with tight supply and continued strong demand in the alumina and pulp and paper industries supporting pricing initiatives. Vinyl chloride monomer (VCM) sales were slightly higher than the same period last year due to polyvinyl chloride (PVC) export demand from the United States, which offset continued weakness in domestic construction end-markets. Ethylene Oxide/Ethylene Glycol (EO/EG) volumes were down from the year-ago period, mainly due to the shutdown of capacity in the United Kingdom and the conversion of a facility in the United States to EO-only production in support of Dow’s EO-based derivatives. However, the business reported double-digit price gains, with increases achieved in all geographic areas.

Equity earnings were $144 million for the quarter, compared with $98 million in the year-ago period. EBITDA for the quarter was $291 million, which compares with EBITDA of $120 million in the same period last year.

Outlook

Commenting on the Company’s outlook, Liveris said:

“Global growth continued to firm across many of our key end-markets and geographies in the first quarter, and this was reflected in our robust top- and bottom-line growth.

“Looking ahead, we believe the economic recovery in the United States, Western Europe and other developed markets continues, but remains fragile. With lingering unemployment concerns in the United States and ongoing sovereign debt issues in Europe, consumer demand in the Western world, while growing, has not yet returned to solid ground. Conversely, demand continues to be robust in emerging geographies, despite rising inflationary concerns. We remain optimistic that growth in these emerging regions will continue, driven by a rising middle class and ongoing infrastructure investments.

“Regardless of the scenario, we have strategies in place to address areas of uncertainty and remain well-positioned with our broad geographic footprint, flexible and advantaged feedstock position – particularly in the United States, our focus on productivity and our balanced portfolio.”

Dow will host a live Webcast of its first quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: Dow) combines the power of science and technology with the “Human Element” to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world’s most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow’s diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses deliver a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2010, Dow had annual sales of $53.7 billion and employed approximately 50,000 people worldwide. The Company’s more than 5,000 products are manufactured at 188 sites in 35 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income
	Three Months Ended
	March 31,	March 31,
In millions, except per share amounts (Unaudited)	2011	2010
Net Sales	$14,733	$13,417
Cost of sales	12,117	11,541
Research and development expenses	400	407
Selling, general and administrative expenses	700	662
Amortization of intangibles	123	128
Restructuring charges (Note B)	-	16
Acquisition and integration related expenses (Note C)	31	26
Equity in earnings of nonconsolidated affiliates	298	304
Sundry income (expense) - net (Note D)	(449)	83
Interest income	7	7
Interest expense and amortization of debt discount	377	376
Income Before Income Taxes	841	655
Provision for income taxes	120	103
Net Income	721	552
Net income attributable to noncontrolling interests	11	1
Net Income Attributable to The Dow Chemical Company	710	551
Preferred stock dividends	85	85
Net Income Available for The Dow Chemical Company Common Stockholders	$625	$466

Per Common Share Data:
Earnings per common share - basic	$0.55	$0.42
Earnings per common share - diluted	$0.54	$0.41

Common stock dividends declared per share of common stock	$0.15	$0.15
Weighted-average common shares outstanding - basic	1,139.5	1,117.5
Weighted-average common shares outstanding - diluted	1,161.2	1,137.9

Depreciation	$559	$591
Capital Expenditures	$405	$294

Notes to the Consolidated Financial Statements:

Note A:  The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B:  In June 2009, Dow's Board of Directors approved a restructuring plan that incorporated actions related to the Company's acquisition of Rohm and Haas Company as well as additional actions to advance the Company's strategy and respond to continued weakness in the global economy. The restructuring plan included the shutdown of a number of facilities and a global workforce reduction. In the first quarter of 2010, the Company recorded additional asset impairments of $16 million related to the 2009 restructuring activities.

Note C:  On April 1, 2009, Dow completed the acquisition of Rohm and Haas Company. During the first quarter of 2011, pretax charges totaling $31 million were recorded for integration costs related to the acquisition. During the first quarter of 2010, integration costs totaled $26 million.

Note D: In the first quarter of 2011, the Company recognized a pretax loss of $472 million on the early extinguishment of debt.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

	March 31,	Dec. 31,
In millions (Unaudited)	2011	2010
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2011: $199; 2010: $145)	$3,562	$7,039
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2011: $138; 2010: $128)	5,413	4,616
Other	4,940	4,428
Inventories	8,132	7,087
Deferred income tax assets - current	557	611
Other current assets	379	349
Total current assets	22,983	24,130
Investments
Investment in nonconsolidated affiliates	3,299	3,453
Other investments (investments carried at fair value - 2011: $2,031; 2010: $2,064)	2,490	2,542
Noncurrent receivables	318	388
Total investments	6,107	6,383
Property
Property	52,825	51,648
Less accumulated depreciation	35,040	33,980
Net property (variable interest entities restricted - 2011: $1,505; 2010: $1,388)	17,785	17,668
Other Assets
Goodwill	13,048	12,967
Other intangible assets (net of accumulated amortization - 2011: $1,971; 2010: $1,805)	5,453	5,530
Deferred income tax assets - noncurrent	2,186	2,079
Asbestos-related insurance receivables - noncurrent	217	220
Deferred charges and other assets	663	611
Total other assets	21,567	21,407
Total Assets	$68,442	$69,588
Liabilities and Equity
Current Liabilities
Notes payable	$709	$1,467
Long-term debt due within one year	1,607	1,755
Accounts payable:
Trade	4,836	4,356
Other	2,263	2,249
Income taxes payable	432	349
Deferred income tax liabilities - current	97	105
Dividends payable	259	257
Accrued and other current liabilities	2,781	3,358
Total current liabilities	12,984	13,896
Long-Term Debt	19,078	20,605
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	1,284	1,295
Pension and other postretirement benefits - noncurrent	7,526	7,492
Asbestos-related liabilities - noncurrent	655	663
Other noncurrent obligations	3,078	2,995
Total other noncurrent liabilities	12,543	12,445
Stockholders' Equity
Preferred stock, series A	4,000	4,000
Common stock	2,939	2,931
Additional paid-in capital	2,243	2,286
Retained earnings	18,187	17,736
Accumulated other comprehensive loss	(3,881)	(4,399)
Unearned ESOP shares	(467)	(476)
Treasury stock at cost	-	(239)
The Dow Chemical Company's stockholders' equity	23,021	21,839
Noncontrolling interests	816	803
Total equity	23,837	22,642
Total Liabilities and Equity	$68,442	$69,588
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments
	Three Months Ended
	March 31,	March 31,
In millions (Unaudited)	2011	2010
Sales by operating segment
Electronic and Specialty Materials	$1,346	$1,179
Coatings and Infrastructure	1,398	1,285
Health and Agricultural Sciences	1,606	1,369
Performance Systems	1,667	1,675
Performance Products	2,903	2,789
Plastics	2,998	3,022
Chemicals and Energy	970	839
Hydrocarbons	1,752	1,165
Corporate	93	94
Total	$14,733	$13,417
EBITDA (1) by operating segment
Electronic and Specialty Materials	$344	$360
Coatings and Infrastructure	188	138
Health and Agricultural Sciences	406	384
Performance Systems	207	205
Performance Products	456	288
Plastics	809	718
Chemicals and Energy	291	120
Hydrocarbons	-	-
Corporate	(759)	(432)
Total	$1,942	$1,781
Certain items reducing EBITDA by operating segment (2)
Electronic and Specialty Materials	$-	$(8)
Coatings and Infrastructure	-	(5)
Health and Agricultural Sciences	-	-
Performance Systems	-	-
Performance Products	-	(3)
Plastics	-	-
Chemicals and Energy	-	-
Hydrocarbons	-	-
Corporate	(503)	(26)
Total	$(503)	$(42)
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Specialty Materials	$91	$113
Coatings and Infrastructure	-	1
Health and Agricultural Sciences	3	2
Performance Systems	(4)	-
Performance Products	(6)	7
Plastics	68	65
Chemicals and Energy	144	98
Hydrocarbons	11	24
Corporate	(9)	(6)
Total	$298	$304

Sales by Geographic Area
	Three Months Ended
	March 31,	March 31,
In millions (Unaudited)	2011	2010
North America	$5,284	$4,889
Europe, Middle East and Africa	5,358	4,747
Asia Pacific	2,485	2,369
Latin America	1,606	1,412
Total	$14,733	$13,417

Sales Volume and Price by Operating Segment and Geographic Area
	Three Months Ended
	March 31, 2011
Percentage change from prior year	Volume	Price	Total
Electronic and Specialty Materials	11%	3%	14%
Coatings and Infrastructure	(3)%	12%	9%
Health and Agricultural Sciences	14%	3%	17%
Performance Systems	(9)%	9%	-
Performance Products	(10)%	14%	4%
Plastics	(12)%	11%	(1)%
Chemicals and Energy	2%	14%	16%
Hydrocarbons	30%	20%	50%
Total	(1)%	11%	10%
North America	(2)%	10%	8%
Europe, Middle East and Africa	-	13%	13%
Asia Pacific	(4)%	9%	5%
Latin America	1%	13%	14%
Total	(1)%	11%	10%

Sales Volume and Price by Operating Segment and Geographic Area
Excluding Divestitures (3)
	Three Months Ended
	March 31, 2011
Percentage change from prior year	Volume	Price	Total
Electronic and Specialty Materials	11%	3%	14%
Coatings and Infrastructure	3%	13%	16%
Health and Agricultural Sciences	14%	3%	17%
Performance Systems	6%	10%	16%
Performance Products	2%	16%	18%
Plastics	5%	14%	19%
Chemicals and Energy	2%	14%	16%
Hydrocarbons	34%	21%	55%
Total	8%	12%	20%
North America	3%	10%	13%
Europe, Middle East and Africa	15%	15%	30%
Asia Pacific	8%	10%	18%
Latin America	7%	14%	21%
Total	8%	12%	20%

(1)
The Company uses EBITDA (which Dow defines as earnings before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of EBITDA to "Income Before Income Taxes" is provided below:

		Three Months Ended
		March 31,	March 31,
		2011	2010
	EBITDA	$1,942	$1,781
	- Depreciation and amortization	731	757
	+ Interest income	7	7
	- Interest expense and amortization of debt discount	377	376
	Income Before Income Taxes	$841	$655

(2)	See Supplemental Information for a description of certain items affecting results in 2011 and 2010.

(3)
Excludes sales of the acrylic monomer business and a portion of the specialty latex business divested on January 25, 2010, sales of the Powder Coatings business divested on June 1, 2010 and sales of Styron divested on June 17, 2010.

Supplemental Information

Description of Certain Items Affecting Results:

Results in the first quarter of 2011 were unfavorably impacted by two items:

•
Pretax charges totaling $31 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas Company (“Rohm and Haas”). The charges are included in “Acquisition and integration related expenses” and reflected in Corporate.

•	Pretax loss of $472 million on the early extinguishment of debt included in “Sundry income (expense) – net” and reflected in Corporate.

Results in the first quarter of 2010 were unfavorably impacted by two items:

•
Pretax adjustments of $16 million to the 2009 restructuring charge related to additional asset impairments, approximately half of which was related to a consolidated joint venture. The charges are shown as “Restructuring charges” in the consolidated statements of income and reflected in Electronic and Specialty Materials ($8 million), Coatings and Infrastructure ($5 million) and Performance Products ($3 million).

•
Pretax charges totaling $26 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas. The charges are included in “Acquisition and integration related expenses” and reflected in Corporate.

The following table summarizes the impact of certain items recorded in the three-month periods ended March 31, 2011 and 2010:

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Restructuring charges	-	$(16)	-	$(8)	-	$(0.01)
Acquisition-related integration costs	$(31)	(26)	$(20)	(17)	$(0.02)	(0.01)
Loss on early extinguishment of debt	(472)	-	(307)	-	(0.26)	-
Total	$(503)	$(42)	$(327)	$(25)	$(0.28)	$(0.02)
(1)	Impact on “Income Before Income Taxes”
(2)	Impact on “Net Income Available for The Dow Chemical Company Common Stockholders”
(3)	Impact on “Earnings per common share – diluted”